1205 - 1095 West Pender Street Vancouver, BC Canada V6E 2M6 Telephone (604) 682-2778 Facsimile (604) 689-2778 Email: rjl@labonteco.com

March 17, 2003

U.S. Securities and Exchange Commission
Division of Corporation Finance 450 Fifth St. N.W.
Washington, D.C. 20549

Re: Movito Holdings Ltd. - Form SB-2 Registration Statement

Dear Sirs:

As chartered accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated March 17, 2003, of the following:

  Our report to the Board of Directors and Stockholders of Movito Holdings Ltd. dated January 9, 2003 on the financial statements of the Company as at December 31, 2002 and for the period from October 3, 2002 (inception) to December 31, 2002.

Yours truly,

“LaBonte & Co.”

LABONTE & CO.
Chartered Accountants